Adjustment/Amendment No. 2 to Management Agreement


This Adjustment/Amendment No. 2 is made on this 12th day of October, 2002 to the MANAGEMENT AGREEMENT ("Agreement") of March, 2001, by and between CENTURY CASINOS, INC., a Delaware corporation ("Company"), and FLYFISH CASINO CONSULTING AG, a Swiss corporation ("Consultant").

A) Adjustment/Amendment to Article 3.1:

The Company and the Consultant hereby agree to replace the US Dollar amount of $100,000, as mentioned in the fourth line of this Article, by US Dollar amount of $144,000, so that this Article reads as follows:

     "As annual compensation for the services rendered by Consultant for the Company pursuant to this Agreement, Consultant shall be paid not less than the following base annual management fee, on a monthly basis, during the term hereof: $144,000 (onehundredandfortyfourthousand), plus annual increases and bonuses, and such other incentives, benefits, and compensation as may be awarded to him from time to time by the Compensation Committee of the Board of Directors of the Company."

B) Adjustment/Amendment to Article 5.3 (a) (ii):

The Company and Consultant hereby agree to insert words "any of the following" after the words "...used herein shall mean", so that this Article reads as follows:

" "Change of Control" as used herein shall mean any of the following: (a) any person or entity (not affiliated with the Consultant or Mr. Erwin Haitzmann) becoming the beneficial owner of a majority of the voting rights of the Company's then outstanding securities; (b) the triggering of the issuance of stock rights to Shareholders pursuant to the Company's Stock Rights Agreement, as amended from time to time; (c) the replacement during any two calendar years of half or more of the existing Board of Directors of the Company; (d) the replacement, or rejection (i.e. through a proxy fight), of one or more person(s), nominated to be Director(s) by the Company's Board of Directors
before any Change of Control; (e) Mr. Peter Hoetzinger is no longer Vice Chairman and President of the Company, unless because of his death or permanent disability; (f) holders of the Company's securities approve a merger, consolidation or liquidation of the Company."

C) Adjustment/Amendment to Article 11. (Notice):

Consultant's address was erroneously give as Focus instead of Flyfish. This is being corrected herewith, so that this Article 11. reads as follows

"Any notice required to be given hereunder shall be sufficient if it is in writing and sent by certified or registered mail, return receipt requested, first-class postage prepaid, to the following respective addresses, which may hereafter be changed by written notice to the other party. Company at 200-220 East Bennett Ave., Cripple Creek, CO 80813, USA, Consultant at Flyfish Casino Consulting AG, c/o Lex Account - Mr. Werner Stocker, Neugasse 7, CH-6301 Zug, Switzerland."


Agreed to and accepted by:

CENTURY CASINOS, INC.,                           FLYFISH CASINO CONSULTING AG,
A Delaware Corporation                            a Swiss Corporation



     /s/ Peter Hoetzinger                             /s/ Werner Stocker
By: _______________________                      By:  _____________________
     Member, Compensation Committee                    Chairman of the Board


     /s/ Dinah Corbaci
By: _______________________
     Member, Compensation Committee